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                                                                    EXHIBIT 99.6

T/AWE Exchange Offer
Info Brochure to Accompany Registration Statement
          , 2001

[cover text]

                                  [AT&T LOGO]

                             T/AWE EXCHANGE OFFER:
                      MATCHING YOUR INVESTMENT OBJECTIVES

                   AN INFORMATION GUIDE FOR AT&T SHAREOWNERS

[inside copy]

Dear Fellow AT&T Shareowner:

     This is an exciting time for AT&T, as we restructure our organization and prepare to launch a new generation of communications and information services.

     For shareowners, it's also a time of opportunity, allowing you to consider how to best focus your investment in AT&T for the future. This information guide and the enclosed offering circular/prospectus describes one opportunity that I know will be of interest to some of you -- to exchange current shares in AT&T for shares in the AT&T Wireless Group tracking stock.

     Is making this exchange a smart decision for you? There's no single "right" answer. It depends on your investment objectives; which will differ from shareowner to shareowner.

     What I hope we can do, however, is help you make an informed choice. The enclosed materials describe this offer in detail, and are designed to answer the most frequently asked questions. I encourage you to review them carefully, and make a decision that's right for you.

     Over the next several months, we will be keeping you updated as we move through each stage of implementing our plans for the new AT&T.

     Once again, thank you for your support and for your continuing investment.

                                          Sincerely,

                                          C. Michael Armstrong
                                          Chairman and CEO

P.S. Please note that this exchange is a limited-time opportunity. If you choose to participate, you should act quickly to ensure that your form in received by [DATE].
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                         DECIDING WHAT'S RIGHT FOR YOU

     On October 25, 2000, AT&T announced plans to offer current AT&T shareowners the opportunity to exchange shares of AT&T common stock (stock symbol "T") for the AT&T Wireless Group tracking stock (stock symbol "'AWE").

     Is making this exchange a good idea for you? While AT&T can't choose for you, we can explain some of the risks and opportunities involved with each decision. We strongly encourage you to read the enclosed documents and to seek the counsel of an investment advisor if you aren't sure what decision is best for you.

     At the same time, while there are risks in any investment, such as in the development of AT&T's wireless operations (many of which are highlighted on pages xx-xx of the offering circular/prospectus), some shareowners may determine that an investment in the AT&T Wireless Group fits their personal investment strategies. This is an opportunity for those shareowners to exchange their current shares in AT&T common stock for shares in the AT&T Wireless Group tracking stock, without tax consequences to investors who have an unrealized gain on their shares of AT&T common stock.

     Whatever your decision, our primary concern is that you have the opportunity to select what's right for you. Please review the enclosed materials and let us know your choice by returning the Exchange Form in the enclosed pre-addressed envelope.

     In addition, while AT&T cannot offer financial advice, we can answer questions regarding the specific terms of this offer; please call toll-free 1-877-xxx-xxxx Monday through Friday, 8:00 a.m. to 6:00 p.m. Eastern time.
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                            "WHAT SHOULD I DO NEXT?"

[ ] Read the enclosed Offering Circular/Prospectus.

[ ] If after reading these materials you still have questions about how this exchange offer works, you can call toll-free 1-xxx-xxx-xxxx. Please remember that we cannot advise you on your decision, although we can answer questions about the terms of the offer itself.

[ ] Make your decision on how many -- if any -- AT&T shares you would like to exchange for AWE. Remember that you do not have to exchange all of your shares to participate -- this is completely voluntary, and you can choose to exchange none, some, or all of your shares. If you're not sure what to do, talk to a financial advisor.

[ ] Complete and sign the enclosed Letter of Transmittal and other required documents in blue or black ink.

[ ] Return the Letter of Transmittal and other required documents and your AT&T stock certificates (if applicable) in the enclosed envelope so that it is received by DATE [bold face]. Please allow five days for First Class mail. We're sorry, but forms received after that date cannot be considered for this exchange.

[ ] Within three weeks after the expiration of the offer, you will receive a statement detailing your new shareholdings.

     Additional questions? Call toll-free 1-xxx-xxx-xxxx 8 a.m. to 6 p.m. Eastern time.
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SIGN UP FOR ELECTRONIC DELIVERY OF AT&T PROXY AND OTHER MATERIALS!

     AT&T shareowners can elect to receive materials such as the AT&T Annual Report and Proxy Statement electronically. Register your email address with us and you can receive materials and vote your proxy over the internet. To sign up, and consent to electronic delivery, visit our web site at www.att.com/ir or call 1-800-xxx-xxxx.

     If you own your shares through a broker, contact your broker to request electronic delivery.

THE AWARD-WINNING ISP OF CHOICE FOR AT&T SHAREHOLDERS

     AT&T shareowners can now enjoy easy, fast, reliable Internet access nationwide from AT&T WorldNet(R) Service -- for as little as $4.95* a month. Shop, chat, e-mail, access your shareowner account -- and vote your AT&T proxy online.

     AT&T WorldNet Service has recently garnered numerous awards for customer satisfaction, speed and reliability, including the prestigious #1 ranking from J.D. Power and Associates for Customer Satisfaction Among the Largest National Internet Service Providers.**

     This is your chance to help us grow your investment. Sign up today!

     To order software, visit www.download.att.net/shareholder or simply dial 1 800-XXX-XXXX.

     * Telephone access (including local, long distance or 800/888 facility charges) and other charges and taxes may apply. Other terms and conditions apply.

     ** J.D. Power and Associates 2000 National Internet Service Provider Customer Satisfaction Study(SM) based on responses from 4,173 households with Internet access: www.jdpower.com.